Exhibit 11.1

Independent Auditor’s Consent

We consent to the incorporation by reference of our report dated April 28, 2025, with respect to the consolidated balance sheets of RealtyMogul Income REIT, LLC as of December 31, 2024 and 2023, and the related consolidated statements of operations, members’ equity and cash flows for the years then ended included in the 2024 Form 1-K of RealtyMogul Income REIT, LLC, incorporated by reference in the Offering Circular on Form 1-A of RealtyMogul Income REIT, LLC. We also consent to the reference to our firm under the caption “Experts”.

/s/ CohnReznick LLP

Atlanta, Georgia

October 14, 2025